EXHIBIT 16



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

March 25, 2002





Dear Sir / Madam:

We have read the first 4 paragraphs of Item 9 included in the December 31, 2001 Form 10-K of Argonaut Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP



/s/ John W. Donovan
By
John W. Donovan



Copy to:
Mr. Mark W. Haushill, Vice President, Chief Financial Officer and Treasurer Argonaut Group, Inc.